Exhibit 99.1

August 1, 2023

Liberty Media Announces Adjustment to the Conversion Rate of its 1.375% Cash Convertible Senior Notes Due 2023

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK) (“Liberty”) today announced an adjustment to the conversion rate of its 1.375% Cash Convertible Senior Notes due 2023 (the "Cash Convertible Notes"). The new conversion rate is 23.1586 Securities Baskets per $1,000 principal amount of Cash Convertible Notes, up from the previous conversion rate of 21.0859 Securities Baskets per $1,000 principal amount of Cash Convertible Notes. Liberty is adjusting the conversion rate due to the completion of the previously-announced redemption (the “Redemptive Split-Off”) of each outstanding share of Liberty Braves Common Stock in exchange for one share of the corresponding series of common stock of Atlanta Braves Holdings, Inc. The Braves Component (as defined in the Indenture, dated as of October 17, 2013, between Liberty and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (as amended and supplemented by the Supplemental Indenture, dated as of April 15, 2016, the “Indenture”)) of the underlying Securities Basket to the Cash Convertible Notes consisted of Series A Liberty Braves Common Stock prior to the Redemptive Split-Off. Following the Redemptive Split-off and subsequent conversion rate adjustment, the underlying Securities Basket to the Cash Convertible Notes does not include shares of common stock of Atlanta Braves Holdings, Inc. The Redemptive Split-Off was effective as of 5:00 p.m., New York City time, on July 18, 2023.

The adjustment to the conversion rate was made pursuant to Section 12.04(f) of the Indenture. In accordance with Section 12.04(f) of the Indenture, the adjustment to the conversion rate for the Cash Convertible Notes due to the Redemptive Split-Off became effective as of the open of business on July 18, 2023. Further adjustments to the Securities Basket will be needed following the completion of the Reclassification scheduled to occur on August 3, 2023.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Liberty SiriusXM Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation

Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation